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                                                                  Exhibit 4.10

                        AMENDMENT NO. 3 TO RIGHTS AGREEMENT

          THIS AMENDMENT NO. 3,entered into as of the 20TH day of January, 1998, by and among INTERIM SERVICES INC., a Delaware corporation (the "Company"), and CHASEMELLON SHAREHOLDER SERVICES, L.L.C., a New York limited liability company ("Chase" or the "Rights Agent"), amends that certain Rights Agreement, dated March 17, 1994, entered into by the Company and Boatmen's Trust Company (the "Rights Agreement").

                                  R E C I T A L S

          A. Pursuant to the Rights Agreement, the Company appointed Boatmen's as the initial rights agent to act as agent for the Company and the holders of the Rights in accordance with the terms and conditions of the Rights Agreement.

          B. The Company, Boatmen's Trust Company and Chase entered into that certain Amendment No. 1 to Rights Agreement dated June 26, 1996 whereby the Company removed Boatmen's as rights agent and appointed Chase as Successor Rights Agent in accordance with the terms and conditions of said Rights Agreement.

          C. The Company and Chase entered into that certain Amendment No. 2 to Rights Agreement dated February 25, 1997, whereby certain additional provisions of the Rights Agreement were amended.

          D. The Company now wishes to increase the Purchase Price as established in the Rights Agreement, as provided herein.


                                 A G R E E M E N T

          NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and in the Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

          Section 7(b) of the Rights Agreement is hereby amended by deleting the "$98.00" amount in the second line of such Section and substituting in place thereof the amount of "$150.00."

          In all other respects, except as herein stated, the Rights Agreement, as previously amended, shall remain in full force and effect.

          This Amendment No. 3 may be executed in any number of counterparts, each of which shall constitute an original, which such counterparts shall together constitute but one and the same instrument. Capitalized terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement, as amended. The preamble and recitals hereto are hereby incorporated into this Amendment No. 3 and made a part hereof.

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No.
3 to Rights Agreement to be duly executed, effective as of the date first above written.



INTERIM SERVICES INC.                   CHASEMELLON SHAREHOLDER
                                        SERVICES, L.L.C.



By:  /s/ John B. Smith                  By:  /s/ Marilyn Spisak
   ----------------------------------      --------------------------------
     John B. Smith                           Vice President
     Secretary and General Counsel           Marilyn Spisak



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